Exhibit 99.1

News Release
Sunoco, Inc.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact

Thomas Golembeski (media) 215-977-6298

Clare McGrory (investors) 215-977-6764

No. 18-2010

SUNOCO ANNOUNCES ELECTION OF CHRIS C. CASCIATO

TO BOARD OF DIRECTORS

Philadelphia, July 6, 2010 — Sunoco, Inc. (NYSE: SUN) announced today that Chris C. Casciato has been elected to its board of directors.

Mr. Casciato, 51, is currently Managing Director of Lightyear Capital, LLC, a private equity investment firm. Previously, Mr. Casciato spent more than 20 years at Goldman Sachs and Company where he was a partner. Mr. Casciato is also currently a director of Community & Southern Holdings and its subsidiary, Community & Southern Bank.

“We are pleased that Chris has joined Sunoco’s board,” said Lynn L. Elsenhans, Sunoco’s Chairman and Chief Executive Officer. “His experience and financial knowledge will complement that of our existing board and bring added value to our deliberations.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 675,000 barrels per day of refining capacity, approximately 4,700 retail sites selling gasoline and convenience items, and an ownership interest in approximately 6,000 miles of crude oil and refined product pipelines and approximately 41 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Utilizing a technology with several proprietary features, Sunoco’s cokemaking facilities in the United States have the nominal capacity to manufacture approximately 3.67 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitória, Brazil.

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